Exhibit 12.01

                      Travelers Group Inc. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                           ALL COMPANIES CONSOLIDATED
                            (In millions of dollars)

                                                                         Year ended December 31,
                                                 --------------------------------------------------------------------
                                                    1997          1996           1995          1994           1993
-----------------------------------------------------------    ----------     ----------    ----------     ----------
Income from continuing operations before
  income taxes, minority interests and
  cumulative effect of accounting changes......  $    5,012    $    5,008     $    3,320    $    1,025     $   3,034

Elimination of undistributed equity earnings...          --            --             --            --          (116)

Pre-tax minority interest......................          --            --             --            --           (32)

Other adjustments..............................          --             1             --            --            22

Add:
  Interest.....................................      11,443         8,927          9,378         7,626         6,821
  Interest portion of rentals..................         142           132            135           159           105
                                                 ----------    ----------     ----------    ----------    ----------

Income available for fixed charges.............  $   16,597    $   14,068     $   12,833    $    8,810    $    9,834
                                                 ==========    ==========     ==========    ==========    ==========

Fixed charges:
  Interest.....................................  $   11,443    $    8,927     $    9,378    $    7,626    $    6,821
  Interest portion of rentals..................         142           132            135           159           105
                                                 ----------    ----------     ----------    ----------    ----------

Fixed charges..................................  $   11,585    $    9,059     $    9,513    $    7,785    $    6,926
                                                 ==========    ==========     ==========    ==========    ==========

Ratio of earnings to fixed charges.............       1.43x         1.55x          1.35x         1.13x         1.42x
                                                 ==========    ==========     ==========    ==========    ==========